RESOLUTIONS ADOPTED BY WRITTEN CONSENT
OF DIRECTORS OF
STERLING EQUITY HOLDINGS, INC.

THE UNDERSIGNED, Thomas Mathew and Ron F. Bearden, being all of the directors of STERLING EQUITY HOLDINGS, INC. (the "Company"), a corporation organized under the laws of the State of Nevada, do by this writing consent to take the following action and adopt the following resolutions:

Appointment of Ron F. Bearden as President

WHEREAS, Thomas Mathew has tendered his resignation as President and a Director of the Company effective August 31, 2007; and

WHEREAS, in order to assure the orderly transition in management of the Company, Ron F. Bearden has agreed to assume the role of President of the Company upon the effective date of Mr. Mathew’s resignation as President and the Board desires to appoint Mr. Bearden as President of the Company effective August 31, 2007.

NOW, THEREFORE, be it, and it is hereby:

RESOLVED, that the resignation of Thomas Mathew as President and a Director, effective August 31, 2007, be, and it hereby is, accepted; and

RESOLVED, FURTHER, that, effective on August 31, 2007, Ron F. Bearden be, and he hereby is, appointed as President of the Company.

Indemnification Agreements

WHEREAS, in conjunction with the pending resignation of Thomas Mathew and appointment of Ron F. Bearden as President of the Company, Mr. Mathew and Mr. Bearden have each indicated a willingness to affect the transition in management of the Company contemplated on the condition that the Company undertake to provide indemnification to each to the full extent permitted by law and, to evidence such undertaking, enter into Indemnification Agreements between the Company and each of Mr. Mathew and Mr. Bearden, in the form attached as Exhibits A and B; and

WHEREAS, in order to assure the orderly transition of management of the Company, the Board deems it advisable and in the best interests of the Company and its shareholders to ratify and approve the Indemnification Agreements with each of Mr. Mathew and Mr. Bearden.

NOW, THEREFORE, be it, and it is hereby:

RESOLVED, that the Indemnification Agreements between the Company and Thomas Mathew and Ron F. Bearden, in the forms attached hereto as Exhibits A and B, be and they hereby are approved and ratified, and the officers and directors are hereby authorized and directed to sign the Indemnification Agreements on behalf, and as the act of, the Company.

Relocation of Corporate Offices

WHEREAS, in conjunction with the resignation of Thomas Mathew as President of the Company and the appointment of Ron F. Bearden as President, and the expiration of the Company’s current office lease, Mr. Mathews has agreed to deliver to Mr. Bearden all of the books and records of the Company in his possession and Mr. Bearden has agreed to maintain all of the Company’s books and records in his present offices which will serve as the principal corporate offices of the Company on and after August 31, 2007.

NOW, THEREFORE, be it, and it is hereby:

RESOLVED, that, effective August 31, 2007, the Company’s principal corporate offices be, and they hereby are, located at 5051 Westheimer Rd., Suite 700, Houston, Texas 77056.

We direct that this Consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation.

This Consent is executed pursuant to Nevada law and the Bylaws of the Corporation which authorize the taking of action by the Board of Directors by unanimous written consent without a meeting.

Dated: Sept. 5, 2007	THOMAS MATHEW

Dated: Sept. 5, 2007	RON F. BEARDEN